CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 23, 2020, relating to the financial statements of Esoterica Thematic Trust comprising Esoterica NextG Economy ETF for the year ended October 31, 2020, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

February 26, 2021